                         SUSQUEHANNA BANCSHARES, INC.


                                April 30, 1997

TO OUR SHAREHOLDERS:

          A Notice and Proxy Statement for the Annual Meeting of Shareholders to be held at the Country Club of Hershey, PA, 1000 East Derry Road, Hershey, Pennsylvania, on May 30, 1997, at 10:00 a.m. is set forth on the following pages.

          At this meeting, the five members of the Class of 2000 (as defined herein) of the Board of Directors of Susquehanna Bancshares, Inc.
("Susquehanna") will be elected for the coming three years. Your Board of Directors unanimously recommends that you vote "FOR" the Director nominees presented.

          Please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. It is hoped that you will be able to attend the meeting. The giving of a proxy will not affect your right to vote your shares if you attend the meeting and desire to vote in person. A proxy is revocable by the shareholder giving it, provided written notice of the revocation is received by the Secretary of Susquehanna prior to voting the proxy. The proxy may be revoked prior to or during the meeting, but if revoked during the meeting, votes on matters made under the authority of the proxy prior to such revocation will not be affected.



                                    Robert S. Bolinger
                                    President and
                                    Chief Executive Officer

                         SUSQUEHANNA BANCSHARES, INC.
                     26 North Cedar Street, P.O. Box 1000
                            Lititz, PA  17543-7000



                                April 30, 1997


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be held on May 30, 1997

          THE ANNUAL MEETING OF SHAREHOLDERS OF SUSQUEHANNA BANCSHARES, INC. ("Susquehanna") will be held on May 30, 1997, at 10:00 a.m. at the Country Club of Hershey, PA, 1000 East Derry Road, Hershey, Pennsylvania, for the purposes of:

          1.   Electing five directors to the Class of 2000;

          2. Transacting such other business as may properly be brought before the Annual Meeting of Shareholders of Susquehanna or any adjournment or adjournments thereof.

     Only those holders of record of Susquehanna Common Stock, par value $2.00 per share ("Susquehanna Common Stock"), at the close of business on April 23, 1997, are entitled to notice of and to vote at the Annual Meeting of Shareholders (the "Annual Meeting") of Susquehanna and any adjournment or adjournments thereof. The stock transfer books of Susquehanna will not be closed.

     All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed, pre-paid, return addressed envelope. You may revoke the proxy at any time before it is voted, by written notice to, or a subsequently dated proxy received by, the Secretary of Susquehanna.


                              By Order of the Board of Directors



                              Richard M. Cloney
                              Secretary

Lititz, Pennsylvania
April 30, 1997

                               TABLE OF CONTENTS

INTRODUCTION.................................................................  4

General......................................................................  4
Record Date for, and Voting at, the Annual Meeting...........................  4
Proxies for the Annual Meeting...............................................  5

PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT............  5

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS.................................  6

Board Committees and Meetings................................................  9

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION..................................  9

Compensation of Directors and Executive Officers.............................  9
Compliance with Section 16(a) of the Exchange Act............................ 10
Report of the Compensation Committee......................................... 11
Description of Certain Plans and Employment Contracts........................ 26
Stock Price Performance Graph................................................ 30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 30

INDEPENDENT PUBLIC ACCOUNTANTS............................................... 30

SHAREHOLDER PROPOSALS........................................................ 31

OTHER MATTERS................................................................ 31

                         SUSQUEHANNA BANCSHARES, INC.
                     26 North Cedar Street, P.O. Box 1000
                            Lititz, PA  17543-7000

                                PROXY STATEMENT

                                April 30, 1997

                                 INTRODUCTION

General

          This Proxy Statement is being furnished on or about April 30, 1997, by Susquehanna Bancshares, Inc. ("Susquehanna") to the holders of Susquehanna Common Stock, par value $2.00 per share ("Susquehanna Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Susquehanna for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 30, 1997, and any adjournment or adjournments thereof, to consider and vote upon: (i) the election of five directors to the Class of 2000; and (ii) such other business as may come before the Annual Meeting or any adjournment or adjournments thereof.

Record Date for, and Voting at, the Annual Meeting


          This Proxy Statement and the accompanying form of proxy are being sent on or about April 30, 1997, to holders of record of Susquehanna Common Stock on April 23, 1997 (the "Record Date") who are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 14,645,335 shares of Susquehanna Common Stock outstanding and entitled to vote at the Annual Meeting.

          The holders, present in person or represented by proxy, of a majority of the issued and outstanding shares entitled to vote, shall be necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share of Susquehanna Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

          At the Annual Meeting, each share of Susquehanna Common Stock is entitled to vote in the election of five directors to the Class of 2000 of the Board of Directors. Shareholders will be entitled to cast one vote for each share held for each candidate nominated, but will not be entitled to cumulate such votes. The five nominees to the Class of 2000 receiving the highest number of votes shall be elected to the Board of Directors.

          Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have such discretionary authority with respect to the election of directors. A failure by brokers to vote shares will have no effect in the outcome of the election of directors because such shares will not be considered present and entitled to vote with respect to such matters.

          As to all other matters, the vote of the holders of a majority of the Susquehanna Common Stock present in person or represented by proxy, shall decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna's articles of incorporation or bylaws, a different vote is required. Generally, abstentions on these matters will have the same effect as a negative vote because such matters require the affirmative vote of the holders of a majority of Susquehanna Common Stock present in person or represented by proxy at the Annual Meeting. Broker non-votes will have no effect because such shares will not be considered present and entitled to vote on such matters.

Proxies for the Annual Meeting

          The proxy enclosed for purposes of the Annual Meeting may be revoked by the person giving it, at any time after its submission and before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting; (ii) submitting a later dated proxy received by the Secretary of Susquehanna; or (iii) such person appearing at the Annual Meeting and requesting a revocation of the proxy. Appearance alone at the Annual Meeting will not of itself constitute a revocation of the proxy. All shares represented by valid proxies will be voted in the manner specified in the proxies.

          Each proxy, unless the shareholder otherwise specifies therein, will be voted FOR the election of the persons nominated for directors by the management of Susquehanna ("Susquehanna Management"). Each proxy, unless the shareholder otherwise specifies therein, will be voted FOR adjournment in situations in which management moves to adjourn the Annual Meeting. In each case where the Susquehanna shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such direction. Susquehanna shareholders may designate a person or persons other than those named in the enclosed proxy to vote their shares at the Annual Meeting or any adjournment thereof.

          The Board of Directors of Susquehanna knows of no business which will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the Annual Meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments thereof, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

          Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such materials. All costs of solicitation will be borne by Susquehanna.


          PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT

          To the knowledge of Susquehanna Management, no person owns beneficially more than 5% of the Susquehanna Common Stock.

          The following table sets forth, as of February 14, 1997, the shares of Susquehanna Common Stock deemed to be owned beneficially by each director and by all directors and executive officers as a group:

==============================================================================
 Name of Beneficial Owner      Nature and Amount of         Percentage of
                             Beneficial Ownership of   Outstanding Susquehanna
                                Susquehanna Common           Common Stock
                                    Stock/(1)/
------------------------------------------------------------------------------
James G. Apple/(5)/                  17,054                    0.129%
Robert S. Bolinger/(2)/              17,531                    0.133%
Richard M. Cloney                     3,760                    0.029%
John M. Denlinger                    14,819                    0.112%
Richard E. Funke/(6)/                34,972                    0.265%
Henry H. Gibbel/(2,3)/               68,662                    0.521%
Marley R. Gross                       1,428                    0.011%
T. Max Hall/(4)/                      4,581                    0.035%
Edward W. Helfrick                  116,196                    0.882%
C. William Hetzer, Jr.                3,000                    0.023%
George J. Morgan/(2)/                 4,947                    0.038%
Raymond M. O'Connell                 49,419                    0.375%
Robert C. Reymer, Jr./(2)/            3,789                    0.029%
Roger V. Wiest/(2)/                  15,500                    0.118%
All Directors, Nominees and
Officers as a Group
(25 in number)                      385,990                     2.93%
------------------------------------------------------------------------------

------------------
/(1)/Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.

/(2)/Nominee for three year term expiring in 2000.

/(3)/Mr. Gibbel has sole beneficial ownership with respect to 53,250 shares and shares beneficial ownership with his wife with respect to 10,812 shares. 4,600 shares are beneficially owned solely by Mr. Gibbel's wife. Mr. Gibbel is also an officer and director of Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co., and Lititz Mutual Insurance Co. These three organizations hold 3,125 shares, 12,500 shares, and 108,750 shares respectively, to which Mr. Gibbel disclaims beneficial ownership.

/(4)/Mr. Hall has sole beneficial ownership of 3,937 shares. In addition, 644 shares are held in a Keogh Plan for the benefit of Mr. Hall.

/(5)/Mr. Apple has sole beneficial ownership with respect to 5,542 shares. In addition, 11,512 shares are held in trust under the John A. Apple, Deceased, Marital Trust with respect to which Mr. Apple shares beneficial ownership.

/(6)/Mr. Funke has sole beneficial ownership with respect to 11,931 shares. 18,000 shares are beneficially owned solely by Mr. Funke's wife, and 1,380 shares are beneficially owned solely by his children. In addition, Mr. Funke shares joint ownership with his mother with respect to 3,661 shares.

------------------


                 ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

          Susquehanna's Board of Directors currently consists of 14 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

          At the Susquehanna Annual Meeting, the shareholders will elect five persons to serve as directors for three year terms expiring in 2000 ("Class of 2000"). The candidates nominated to such class who receive the highest number of votes will be elected. In the election, shareholders will be entitled to cast one vote for each share held for each of the five candidates to the Class of 2000 but will not be entitled to cumulate such votes.

          Nominations for five members of the Class of 2000 have been made by the Board of Directors. Additional nominations for election to the Board of Directors may be made by any holder of Susquehanna Common Stock. Each nomination shall be made in writing and delivered or mailed to the President of Susquehanna not less than 14 days prior to the Annual Meeting. Such notification shall contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the corporation that will be voted by the notifying shareholder for such proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Susquehanna owned by the notifying shareholder.

          Management's nominees for the Class of 2000 are Robert S. Bolinger, Henry H. Gibbel, George J. Morgan, Robert C. Reymer, Jr., and Roger V. Wiest.

          In the absence of instructions to the contrary, proxies will be voted in favor of the election of Susquehanna Management's nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for such substitute nominee(s) as may be chosen by management. Susquehanna Management has no present knowledge that any of the nominees will be unavailable to serve. The following table sets forth the name and age of each nominee and continuing director, as well as their business experience, including principal occupation and the period during which each has served as a director.

======================================================================================================================
                                             Business Experience
                                        Including Principal Occupation                    Director       Present Term
    Name, Address/(1)/       Age             for Past Five Years                           Since           Expires
----------------------------------------------------------------------------------------------------------------------
Robert S. Bolinger/(2)/       60        President & Chief Executive Officer,                1982             1997
                                        Susquehanna; Chairman & Chief Executive
                                        Officer, Farmers First Bank; Chairman & Chief
                                        Executive Officer, Susquehanna Bancshares
                                        South, Inc.

Henry H. Gibbel/(2)/          61        President, Lititz Mutual Insurance Co. & Penn       1982             1997
                                        Charter Mutual Insurance Co. (Insurance
                                        Company)

George J. Morgan/(2)/         65        President, Morgan, Hallgren, Crosswell &            1982             1997
                                        Kane, P.C. (Law Firm)

Robert C. Reymer, Jr./(2)/    70        Retired Vice President, McDowell Insurance          1985             1997
                                        Inc. (Insurance Agency)

Roger V. Wiest/(2)/           56        Managing and Senior Partner, Wiest,                 1992             1997
                                        Wiest, Saylor & Muolo (Law Firm)

James G. Apple                61        President, Butter Krust Baking Co., Inc.            1992             1998

John M. Denlinger             57        Division Manager, Denlinger Building                1985             1998
                                        Materials, a Division of Carolina Holdings, Inc.

Marley R. Gross               64        President, Marley R. Gross Ford, Inc.               1995             1998

======================================================================================================================
                                             Business Experience
                                        Including Principal Occupation                    Director       Present Term
    Name, Address/(1)/       Age             for Past Five Years                           Since           Expires
----------------------------------------------------------------------------------------------------------------------
T. Max Hall                   62        Attorney, McNerney, Page, Vanderlin and Hall;       1986             1998
                                        Chairman of the Board, Data Papers, Inc.;
                                        Chairman of the Board, Data Papers of North
                                        Carolina, Inc.

Raymond M. O'Connell          70        Chairman of the Board, Williamsport National        1986             1998
                                        Bank; Director, Phoenix Data, Inc.

Richard M. Cloney             55        Vice President and Secretary, Susquehanna;          1985             1999
                                        Executive Vice President, Farmers First Bank;
                                        President, Susque-Bancshares Leasing Co., Inc.,
                                        Vice Chairman, Susquehanna Bancshares
                                        South, Inc.

Richard E. Funke              61        Chairman of the Board, Atlantic Federal             1995             1999
                                        Savings Bank

Edward W. Helfrick            68        State Senator, Commonwealth of Pennsylvania         1985             1999
                                        since 1980.  Other Directorships: Farragut
                                        Anthracite Co.; Bear Gap Stone, Inc.; Helker
                                        Contracting Co.; Rand Realty Corp.

C. William Hetzer, Jr.        64        President, C. William Hetzer, Inc. (General         1989             1999
                                        Contractor)
======================================================================================================================

-----------------------------
(/1)/ The business address for all directors of Susquehanna is Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543.
(/2)/ Susquehanna Management nominees for election at the Annual Meeting for terms expiring 2000.
-----------------------------

          Messrs. Gibbel, Morgan, Denlinger and Bolinger are directors of Farmers First Bank ("Farmers First"), a Susquehanna subsidiary, and have been
directors of that bank and its predecessor for more than five years.   In
addition, Mr. Bolinger serves as a Director of Atlantic Federal, Fairfax Savings and Reisterstown Federal. Messrs. Apple, Helfrick and Wiest are directors of First National Trust Bank ("First National"), a Susquehanna subsidiary, and have been directors of that bank for more than five years. Mr. Reymer is a director of Citizens National Bank of Southern Pennsylvania ("Citizens"), a Susquehanna subsidiary, and has been a director of that bank and its predecessors for more than five years. Messrs. Hall and O'Connell are directors of Williamsport National Bank ("Williamsport National"), a Susquehanna subsidiary, and have been
directors of that bank for more than five years.   Mr. Gross was formerly a
director for more than five years of Spring Grove National Bank ("Spring Grove"), a Susquehanna subsidiary, which was merged into Farmers First in 1996. Mr. Hetzer is a director of Farmers & Merchants Bank and Trust ("F&M"), a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Funke is a director of Atlantic Federal Savings Bank ("Atlantic Federal"), a wholly-owned subsidiary of Susquehanna's wholly-owned subsidiary, Susquehanna Bancshares South, Inc. ("Susquehanna South"), and has been a director of that thrift for more than five years. Messrs. Bolinger, Cloney, Denlinger, Funke and Morgan also serve as directors of Susquehanna South.

          T. Max Hall is a partner in the law firm of McNerney, Page, Vanderlin and Hall located in Williamsport, Pennsylvania. During the last fiscal year, McNerney, Page, Vanderlin and Hall was retained to provide legal services to Williamsport National. Also, Roger V. Wiest is a partner in the law firm of Wiest, Wiest, Saylor &

Muolo located in Sunbury, Pennsylvania. During the last five years, Wiest, Wiest, Saylor & Muolo was retained to provide services to First National. George
J. Morgan is a shareholder and President in the law firm of Morgan, Hallgren, Crosswell & Kane, P.C. During the last fiscal year, Morgan, Hallgren, Crosswell & Kane, P.C., was retained to provide legal services to Susquebanc Lease Co., a Susquehanna subsidiary. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Board Committees and Meetings

          The Board of Directors of Susquehanna has two standing committees, an Audit Committee and a Compensation Committee, both of which were established in 1987. The members of both committees are all outside directors.

          The principal purpose of the Audit Committee is to meet with Susquehanna's independent accountants and review the scope and results of Susquehanna's annual audit, to review the reports of examination of regulatory agencies and the replies to the reports, and to review information pertaining to internal auditing and Susquehanna's systems of internal controls. The directors serving on the Audit Committee in 1996 were James G. Apple, T. Max Hall, Robert
C. Reymer, Jr., and Roger V. Wiest.   The Audit Committee met four times during
1996.

          The principal purposes of the Compensation Committee are to review and approve key executive salary policy, systems for distribution of incentive compensation or bonuses, and the design of any new supplemental compensation programs applicable to executive compensation. The directors serving on the Compensation Committee in 1996 were John M. Denlinger, Henry H. Gibbel, Edward
W. Helfrick, C. William Hetzer, Jr., and George J. Morgan. The Compensation Committee met six times during 1996.

          The Board of Directors has no other standing committees. It operates as a committee of the whole for all other matters including nominations.

          During the last fiscal year the Susquehanna Board of Directors met eight times. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served that were held in the fiscal year in the period during which they served as a director, except that one incumbent director, Mr. Helfrick, attended fewer than 75% of the total meetings of the Board of Directors and committees of the Board on which he served.


                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors and Executive Officers

          Directors currently receive an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors' meeting except telephonic meetings, where the compensation is $250. Directors are paid $800 for each committee meeting which they attend, unless the committee meets on the day of a meeting of the entire Board, in which case the fee is $250.

          The following table sets forth the executive officers of Susquehanna, their ages and their positions with Susquehanna:

     --------------------------------------------------------------------
     Name                   Age     Title
     --------------------------------------------------------------------
     Robert S. Bolinger      60     President & Chief Executive Officer
     William T. Belden       47     Vice President
     Frederick W. Bisbee     58     Vice President
     Richard M. Cloney       55     Vice President and Secretary
     Gregory A. Duncan       41     Vice President
     Drew K. Hostetter       42     Treasurer
     Charles W. Luppert      55     Vice President
     William J. Reuter       47     Vice President
     --------------------------------------------------------------------

          Robert S. Bolinger and Richard M. Cloney are also principal executive officers of Farmers First and have been employed by Farmers First in substantially equivalent positions for more than the past five years. Messrs. Bolinger and Cloney also serve as principal executive officers of Susquehanna South. William T. Belden is a principal executive officer of Farmers First, having been appointed as President and Chief Operating Officer, effective January 17, 1995. Prior to assuming his present position, Belden served as a Vice President with PNC Bank for more than the past five years. Frederick W. Bisbee is also the principal executive officer of First National and has been employed by First National in a substantially equivalent position for more than the past five years. Gregory A. Duncan is also the principal executive officer of Citizens. Prior to his present position, Mr. Duncan served as an executive officer of Citizens for more than the past five years, including Executive Vice President from May 1990. He assumed his present position as President and Chief Executive Officer of Citizens in July 1992. Drew K. Hostetter was appointed Treasurer of Susquehanna, effective May 31, 1996, replacing J. Stanley Mull, Jr., who retired. He previously served as Assistant Treasurer at Susquehanna, having joined the company in December, 1994. Prior to joining Susquehanna, Mr. Hostetter served as Senior Vice President and Corporate Controller of MNC
Financial, Baltimore, Md., from  January 1990 to March 1994.   Charles W.
Luppert is also the principal executive officer of Williamsport National and has been employed by Williamsport National in a substantially equivalent position for more than the past five years. William J. Reuter is also the principal executive officer of F&M and has been employed by F&M in a substantially equivalent position for more than the past five years. In 1996, he was also named an executive officer of Susquehanna South. During 1996, Susquehanna announced the retirements of J. Stanley Mull, Jr., Vice President and Treasurer, and Robert L. Strausbaugh, Vice President.

          There are no family relationships among the executive officers of Susquehanna nor are there arrangements or understandings between any of them and any other person pursuant to which any of them was selected as an officer of Susquehanna.

Compliance with Section 16(a) of the Exchange Act

          Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna's officers and directors, and persons who own more than ten percent of a registered class of Susquehanna's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Susquehanna believes that, during the period January 1 - December 31, 1996, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except that one report, covering one transaction, was inadvertently not timely filed by Mr. Hetzer.

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors of Susquehanna is composed entirely of independent outside directors. The Committee is charged with responsibility for (i) assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and (ii) developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

     Overall Policy

     Susquehanna's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna's success in meeting specified performance goals and to appreciation in Susquehanna's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Susquehanna's business strategy, to link executive and shareholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of Susquehanna's executive compensation program. The Compensation Committee believes that Susquehanna's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation for the Susquehanna officers designated as participants in the Susquehanna Long Term Incentive Plans, set forth in more detail below. This includes all individuals whose compensation is set forth in the "Summary Compensation Table" which follows.
The Compensation Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than that of the President and Chief Executive Officer of Susquehanna), the Compensation Committee solicits and considers the views of Mr. Bolinger.

     The key elements of executive compensation consist of base salary, annual short term and long term incentive bonus, and in the past, a "Phantom" stock appreciation plan, which has been superseded by an Equity Compensation Plan.
The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Bolinger, Susquehanna's President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

     Base Salaries

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of Susquehanna and of each executive officer, and also take into account new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. Business units include each of Susquehanna's subsidiary banks and thrifts, and its leasing company, as well as discrete and identifiable operating areas, including commercial lending, retail lending and operations and finance, among others.

     In conducting its deliberations, the Compensation Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The survey for 1996 analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $5 billion.

     The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna's management program. The Compensation Committee then established a range around the midpoint, with 80% of the midpoint as the minimum and 120% of the midpoint as the maximum.

     The salaries of Susquehanna's principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within the midpoint range. Accordingly, salaries which are established by the Compensation Committee may slightly exceed or fall below the median range. Mr. Bolinger's salary falls within the range established for the position he occupies.

     In evaluating an executive officer's performance, the Compensation Committee looks to his/her accomplishments, which are based on qualitative and quantitative measures, and the results produced by the executive officer, which are based on quantitative measures. In determining accomplishments and results, the Compensation Committee considers corporate and business unit performance factors. Business unit factors include revenues of the business unit for which the executive officer has responsibility, the business unit's growth in earnings, the business unit's results expressed in terms of savings realized or efficiencies achieved, the effective use of the executive officer's time within his/her business unit, the executive officer's management skills and, finally, the business unit and/or executive officer's development of new products or lines of business. Management skills include improving operations, planning and organizing, responding to change, communication skills and working with others. The corporate factors which are considered include earnings growth of Susquehanna and the subsidiary bank with which the executive officer serves, asset growth of Susquehanna and the subsidiary bank with which the executive officer serves, and the ability of the executive officer to demonstrate management skills.

     In determining the quantitative measures, the Compensation Committee looks, in part, to the Uniform Bank Performance Results which is published quarterly by the Federal Financial Institution Examination Council. This material measures and compares each Susquehanna bank subsidiary against other banks in its peer group in over 40 different financial areas. The peer groups used include banks between $100 million and $300 million in size and between $500 million and $1 billion in size. The basis for the bank's performance in these areas in relation to the business unit and the bank in which the executive serves allows the committee to assess such individual's and his/her business unit's quantitative success.

     A majority of the financial institutions participating in the salary survey are included in the line of business group which is indexed in Susquehanna's Stock Price Performance Graph, set forth in Susquehanna's proxy statement. All of the financial institutions which are indexed in the Stock Price Performance Group are reported in the Uniform Bank Performance Results.

     In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the members of the Compensation Committee are permitted to assign such weight and importance to each factor as they, in their discretion, deem appropriate.

     In determining the compensation package to be awarded to Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter, the Compensation Committee did not attach particular weight to the employment agreements between these individuals and Susquehanna other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. These executive officers have agreed to the base salary increases made by the Compensation Committee.

     With respect to the base salary granted to Mr. Bolinger in 1996, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna's success in meeting its return on equity goals in 1995, the performance of Susquehanna Common Stock and the assessment by the Compensation Committee of Mr. Bolinger's individual performance. The Compensation Committee also took into account the fact that Mr. Bolinger served in a dual capacity as Chief Executive Officer of both Susquehanna and Farmers First, the longevity of Mr. Bolinger's service to Susquehanna and Farmers First, and its belief that Mr. Bolinger is a representative of Susquehanna and Farmers First to the public by virtue of his stature in the community and the industry. Mr. Bolinger was granted a base salary of $354,619 for 1996, an increase of 4.95% over his $337,881 base salary for 1995.

     Annual Bonus

     Each subsidiary of Susquehanna ("Subsidiary," collectively, the "Subsidiaries") maintains an annual cash bonus program in which all persons employed by that Subsidiary on a certain date are eligible to participate. The amount of the bonus is determined based upon utilization of a "performance bonus calculation" which is a formula relationship based on return on average assets and assets per employee that produces a "performance bonus percentage." In general, as return on assets increase over 1% and as assets per employee increase over $1 million, the performance bonus percentage is increased. A "performance bonus percentage" is adopted by the Board of Directors of each Subsidiary (excluding the thrifts) and uniformly applied to the salaries of each eligible employee. Performance bonus percentages differed at each Subsidiary and ranged between 4.50% at Susquehanna South to 11.5% at Williamsport National. The annual cash bonus percentage for 1996 was changed to incorporate Susquehanna's performance with that of Farmers First for selected Susquehanna executive officers. For 1996, the applicable ratio for Mr. Bolinger was 75% Susquehanna and 25% Farmers First. Mr. Bolinger participated in the Farmers First performance bonus program in 1996 and thus earned a bonus of 9.15% of his base salary under this plan which represented $32,448. The applicable ratio for 1997 for Mr. Bolinger is expected to be 100% Susquehanna. The total of annual bonuses awarded to all executive officers of Susquehanna in 1996 was $125,006. In addition, the Susquehanna Compensation Committee awarded a discretionary merit cash bonus to Mr. Bolinger of $35,000, representing outstanding individual financial and non-financial contributions to Susquehanna.

     In 1997, the "performance bonus calculation" will be based 50% on Subsidiary results and 50% on Susquehanna results. The Subsidiary formula will be based on return on assets and net income growth while the Susquehanna formula will be based on return on capital and earnings per share growth.

     Susquehanna's Performance Award Plan

     Susquehannana's Performance Award Plan ("Performance Award Plan") is a long-term incentive program administered by the Compensation Committee, designed to provide incentives to key executive officers based upon the financial performance of Susquehanna and its Subsidiaries.

     The Performance Award Plan was adopted by the Board of Directors of Susquehanna on October 14, 1986. The Performance Award Plan was approved for an initial three-year period, referred to as an Earnout Period, which began on January 1, 1986, and ended December 31, 1988. Two subsequent Earnout Periods were approved running from January 1, 1989, through December 31, 1991, and from January 1, 1992, through December 31, 1994. A fourth Earnout Period was approved, which runs from January 1, 1995, through December 31, 1997.

     The express purpose of the Performance Award Plan is to provide key executives with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of

Susquehanna and its Subsidiaries; to join the common interests of Susquehanna and key executives; and to attract and retain executives of exceptional ability.

     The Performance Award Plan is administered by the Compensation Committee which has full and complete authority in its discretion, but subject to the express provisions of the Performance Award Plan, to select the executives entitled to participate in the Performance Award Plan; to determine the amount of such performance awards to be granted; to determine the time or times at which such awards shall be granted; to establish the terms and conditions upon which such awards shall become payable under the Performance Award Plan; to remove any restrictions and conditions upon such awards; and to make all of the determinations deemed necessary or desirable for the administration of the Performance Award Plan. As indicated, however, the Board of Directors reserves the right to determine whether the Performance Award Plan will be continued for successive Earnout Periods.

     Pursuant to the Performance Award Plan, a Target Award is established for each executive officer selected by the Compensation Committee to participate in the Performance Award Plan ("Participant") for the applicable Earnout Period. The Earnout Periods are three-year periods coterminous with the corresponding fiscal years of Susquehanna. As indicated, Earnout Periods ended on December 31, 1988, December 31, 1991, and December 31, 1994; a fourth and the current Earnout Period began January 1, 1995, and will run through December 31, 1997.

     At the end of each Earnout Period, the percentage of the Target Award that was achieved by each Participant with respect to such period is calculated from Incentive Award Tables which are based on a comparison of the performance of both Susquehanna and its Subsidiaries for the Earnout Period in relation to certain Internal and External Criteria designated in advance by the Compensation Committee. The award actually received by the Participant represents a percentage of the Target Award and is based on the performance of Susquehanna and the Subsidiary with which the Participant serves.

     During the current Earnout Period, 60% of the actual award is based on the Subsidiary's performance and 40% is based on Susquehanna's performance. The performance of the Subsidiary and of Susquehanna is measured against "Internal Criteria" and "External Criteria." In each case, the Criteria consists of return on average assets, return on equity, equity/asset ratio and asset/employee ratio. The Internal Criteria assesses Susquehanna and the Subsidiary's success during the earnout period in achieving certain goals (i.e., benchmarks) which are established by the Compensation Committee in consultation with independent consultants, and which constitute returns and ratios designed to put Susquehanna's consolidated operations at a high level of profitability and performance if achieved. The External Criteria compare Susquehanna and the Subsidiary's actual performance in each area of the Criteria against the performance of their respective peers, on a national, regional and local level. The peers against which Susquehanna's performance is measured are generally included within the line of business group indexed in Susquehanna's Stock Performance Graph, although the national peer group is larger than the line of business group.

     As noted, the award earned by each executive officer is based principally on the success of the Subsidiary (60%) and the balance (40%) on the success of Susquehanna. The specific Criteria carry the following aggregated weights: return on average assets, 42.5%; return on equity, 20.0%; equity/asset ratio, 20.0%; asset/employee ratio, 17.5%. Effective with the Fourth Earnout Period, which began on January 1, 1995, the awards for Messrs. Bolinger and Cloney will be computed based principally upon the success of Susquehanna (78%) and the balance (22%) on the success of the Subsidiaries.

     Prior to the commencement of any Earnout Period, the Compensation Committee designates the Participants in the Performance Award Plan, the Target Award for each Participant with respect to that Earnout Period, the relevant Internal and External Criteria, the Peer Groups for external comparison with respect to that Earnout Period, and establishes the Incentive Award Table with respect to such period.

     The percentage of the Target Award achieved by each Plan Participant is payable in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of such Earnout Period and the remaining one-half paid in two equal installments over the next two years with each such subsequent installment payable on January 1 of each of the two such following years. Amounts received under the Performance Award Plan are paid only in cash.

     No amounts shall be paid to any Participant under the Performance Award Plan with respect to the Earnout Period if: (i) Susquehanna has experienced a net loss during the Earnout Period, taken as a whole, but only if the Board is comprised of a majority of "continuing directors" as defined in Susquehanna's Articles of Incorporation in effect on January 1, 1987; or (ii) to particular Participants if the Subsidiary whose performance provides the Subsidiary measure of the Participant's benefit under the Performance Award Plan has experienced a net loss over the Earnout Period, taken as a whole (either of which events are hereinafter referred to as an "Event of Nullification").

     The Performance Award Plan provides for acceleration under certain circumstances, as set forth therein.

     Earned performance awards may also be forfeited by a Participant if the Participant's employment with Susquehanna or its Subsidiaries is terminated pursuant to certain circumstances described in the Performance Award Plan (any such termination hereinafter referred to as an "Event of Forfeiture").

     Based on the performance of Susquehanna and its Subsidiaries for the Third Earnout Period which ended December 31, 1994, the performance award applicable to each qualifying Participant for the second installment, representing 25% of the total award, under the Third Earnout Period was as follows: Mr. Bolinger, $32,288; Mr. Cloney, $13,389; Mr. Mull, $14,716; Mr. Bisbee, $4,578;
Mr. Luppert, $7,176; Mr. Strausbaugh, $5,574; Mr. Reuter, $3,539; Mr. Duncan, $3,649; Mr. Krantz, $2,735; Mr. Walsh, $2,076; and Mr. Keim, $1,670.

     For the current Earnout Period of the Performance Award Plan which began on January 1, 1995, the Compensation Committee designated the following Performance Award Plan Participants: Robert S. Bolinger, Richard M. Cloney, J. Stanley Mull, Jr., Frederick W. Bisbee, Charles W. Luppert, William J. Reuter, Robert L. Strausbaugh, William T. Belden, Donald J. Showers, Robert E. Krantz, Thomas C. Walsh, David D. Keim, and Gregory A. Duncan. This Earnout Period will end December 31, 1997.

     Compared to its peers under the External Criteria in 1995, the last year for which data is available, Susquehanna's performance ranged between the 31st and 86th percentile brackets with the lowest performance in return on equity and the highest in equity/asset ratio. The performance of Farmers First, which represented the Subsidiary component of Mr. Bolinger's compensation, placed it between the 20th percentile and the 87th percentile brackets measured against the External Criteria, with the lowest performance in return on equity and the highest in return on assets.

     In 1996, Mr. Bolinger received a payment of $32,288, which represented 25% of the award he earned during the Third Earnout Period, which ended December 31, 1994, for having attained 48.8% of the Target Amount. Susquehanna's executive officers earned $91,390 for the same period. The third installment under the Third Earnout Period, representing 25% of the awards earned, was paid on January 3, 1997.

     Susquehanna Phantom Stock Appreciation Plan

     In recognition of the contributions made by members of management in improving Susquehanna's performance and the resultant increase in the market value of its securities, Susquehanna adopted, in 1989, the Susquehanna Phantom Stock Appreciation Plan ("Phantom Stock Plan") which was designed to provide specific individuals an award based upon Susquehanna's Common Stock price over a defined period. As noted under the heading "Equity Compensation Plan" below, the Phantom Stock Plan was superseded by the Equity Compensation Plan on May 31, 1996.

     The Phantom Stock Plan was adopted for the purpose of: (i) recognizing key executives who contribute to the success of Susquehanna; (ii) allowing Susquehanna to keep and attract talented and qualified executives; and (iii) providing a means of incentive compensation based on the value of contributions to shareholders as measured by the increase in value of Susquehanna stock.
Under the Phantom Stock Plan, which was also administered by the

Compensation Committee, key executives who were selected to participate ("PSP Participants") were awarded Phantom Stock Appreciation Units ("Units"). On the date Units were "awarded" to a PSP Participant (the "Award"), the Compensation Committee ascribed a value to each Unit which was based on the value of Susquehanna Common Stock on such date, determined in conformity with the formula provided in the Phantom Stock Plan. The valuation formula looked to the closing price of Susquehanna Common Stock based on transactions for Nasdaq listed issues or, alternately, on any exchanges where Susquehanna Common Stock was traded. If Susquehanna Common Stock was not listed on a national exchange, valuation was based on book value.

     The Phantom Stock Plan allowed PSP Participants to enjoy the increase in the market value of Susquehanna Common Stock from the date they were first awarded Units to the date their rights under the plan vested. This increase (the "Appreciation") was the measure of the award. The Appreciation, once vested, was paid to the PSP Participant in the form of shares of Susquehanna Common Stock, by dividing the value of a share of Susquehanna Common Stock on the date of vesting into the dollar value of the Appreciation; the PSP Participant received the number of shares of Susquehanna Common Stock resulting from the division. An Award did not confer upon a PSP Participant any rights as a shareholder including the right to dividends or to vote, until Units were vested, and the Appreciation in the form of Susquehanna Common Stock was paid.

     The Phantom Stock Plan was designed so that a PSP Participant's entitlement to Appreciation in Units vested in three equal parts, with the first portion vesting on the third anniversary of the Award, the second portion vesting on the fourth anniversary of the Award, and the final portion vesting on the fifth anniversary of the Award. Thus, if a PSP Participant was awarded thirty Units on January 1, 1991, he was entitled to Appreciation as to ten of those Units on January 1, 1994; the second ten on January 1, 1995; and the final ten on January 1, 1996.

     The PSP Participant could lose his rights under the Phantom Stock Plan and would not vest if the PSP Participant voluntarily terminated his employment with Susquehanna (other than termination by reason of death or disability or, under certain circumstances, retirement) or if Susquehanna had terminated his employment subsequent to a determination by two-thirds of the Board of Directors acting in good faith and reasonably, that the PSP Participant had either committed an act which adversely affects the interests of Susquehanna or that the PSP Participant had been willfully or grossly negligent, or had committed willful or gross misconduct, in discharging his duties as an employee.

     A PSP Participant's right to vest was not affected by his death, disability, or retirement after attaining the age of 65; earlier retirement was permitted with the written consent of Susquehanna.

     The Phantom Stock Plan also provided that a PSP Participant's rights to an award vest immediately on the date of a "Change-of-Control," defined under the Phantom Stock Plan to include: (i) situations in which any entity or person becomes a beneficial owner of more than 25% of the outstanding voting stock in Susquehanna; or (ii) execution of a definitive agreement to merge or consolidate between Susquehanna and another, unaffiliated corporation, if, immediately subsequent to the merger, less than 60% of the surviving corporation's common stock is owned by the persons who owned all of the outstanding Susquehanna Common Stock immediately prior to the merger, and in the same relative proportion of ownership; or (iii) shareholder approval of a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of Susquehanna. Accordingly, if a Change-of-Control occured, the PSP Participant's right to Appreciation vested upon the occurrence of the event giving rise to the Change-of-Control.

     The Compensation Committee could also accelerate vesting of a PSP Participant in his Award in the event of merger in which the corporation was not the surviving entity, or an acquisition, divestiture or liquidation or other significant recapitalization of Susquehanna which would not otherwise constitute a "Change-of-Control."

     In administering the Phantom Stock Plan, the Compensation Committee had complete authority to interpret its provisions; to prescribe, amend and rescind rules and regulations relating to it; and to make all other determinations necessary for its proper implementation. Material changes or modifications to the Phantom Stock Plan required Board approval. Because the Phantom Stock Plan was unfunded, benefits were paid from general assets. In making a payment of a vested Award under the Phantom Stock Plan, Susquehanna could use Treasury shares, or Susquehanna Common Stock purchased on the market.

     The Compensation Committee designated Phantom Stock Participants and awarded Units as set forth on the following table:


     ===================================================================
                                  Total Units  Year 1   Year 2   Year 3
     Participant    Base Price*     4/15/92    4/15/95  4/15/96  4/15/97
     -------------------------------------------------------------------

     Bolinger           $18.60       24,658     8,220    8,219    8,219
     Cloney              18.60       12,270     4,090    4,090    4,090
     Mull                18.60        8,429     2,810    2,810    2,809
     Duncan              18.60        8,270     2,757    2,757    2,756
     Luppert             18.60        8,270     2,757    2,757    2,756
     Reuter              18.60        8,270     2,757    2,757    2,756
     Bisbee              18.60        8,270     2,757    2,757    2,756
     Strausbaugh         18.60        6,315     2,105    2,105    2,105
     Krantz              18.60        7,171     2,391    2,390    2,390
     Walsh               18.60        5,443     1,815    1,814    1,814
     Keim                18.60        4,378     1,460    1,459    1,459
                                    -------   -------  -------  -------
          Total                     101,744    33,919   33,915   33,910
     ===================================================================
* Adjusted to reflect 5-for-4 Stock Split during 1993.

      Payments in April 1996 to Participants in shares of Susquehanna Common Stock, accompanied by the market value, were as follows: Mr. Bolinger, 2,947 ($85,478); Mr. Cloney, 1,466 ($42,536); Mr. Mull, 1,007 ($29,224); Mr. Reuter,
988 ($28,673); Mr. Luppert, 988 ($28,673); Mr. Bisbee, 988 ($28,673);
Mr. Duncan, 988 ($28,673); Mr. Strausbaugh, 754 ($21,892); Mr. Krantz, 857
($24,856); Mr. Walsh, 650 ($18,866); and Mr. Keim, 523 ($15,174).

      During 1995, the Compensation Committee designated Phantom Stock Participants and awarded Units as set forth on the following chart:


     ====================================================================
                                              Year 1   Year 2    Year 3
     Participant    Base Price  Total Units   4/19/98  4/19/99  4/19/2000
     --------------------------------------------------------------------

     Bolinger           $22.75       29,142    9,714    9,714      9,714
     Cloney              22.75       20,828    6,943    6,943      6,942
     Mull                22.75       15,000    5,000    5,000      5,000
     Reuter              22.75       13,200    4,400    4,400      4,400
     Bisbee              22.75       12,428    4,143    4,143      4,142
     Belden              22.75       11,142    3,714    3,714      3,714
     Luppert             22.75       10,628    3,543    3,543      3,542
     Duncan              22.75       10,628    3,543    3,543      3,542
     Krantz              22.75        9,942    3,314    3,314      3,314
     Showers             22.75        9,171    3,057    3,057      3,057
     Strausbaugh         22.75        7,714    2,572    2,571      2,571
     Walsh               22.75        6,857    2,286    2,286      2,285
     Keim                22.75        5,828    1,943    1,943      1,942
                                    -------  -------  -------  ---------
          Total                     162,508   54,172   54,171     54,165
     ====================================================================

      On May 31, 1996, the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan. All previously awarded interests outstanding under the Phantom Stock Plan on May 31, 1996, were converted into cash and Susquehanna stock based upon the amount earned by each participant determined in accordance with generally accepted accounting principles. To replace the Phantom Stock Plan, the Compensation Committee granted stock options under the Equity Compensation Plan to participants included in the Phantom Stock Plan and directors as set forth on the following table:


     ==============================================================================
                              Options       Exercise
         Participant         Granted*         Price     Grant Date  Expiration Date
     ------------------------------------------------------------------------------

     Bolinger                 29,142          $29.25     5-31-96        5-31-2006
     Cloney                   20,828          $29.25     5-31-96        5-31-2006
     Mull                     15,000          $29.25     5-31-96        5-31-2006
     Reuter                   13,200          $29.25     5-31-96        5-31-2006
     Bisbee                   12,428          $29.25     5-31-96        5-31-2006
     Belden                   11,142          $29.25     5-31-96        5-31-2006
     Luppert                  10,628          $29.25     5-31-96        5-31-2006
     Duncan                   10,628          $29.25     5-31-96        5-31-2006
     Krantz                    9,942          $29.25     5-31-96        5-31-2006
     Showers                   9,171          $29.25     5-31-96        5-31-2006
     Strausbaugh               7,714          $29.25     5-31-96        5-31-2006
     Walsh                     6,857          $29.25     5-31-96        5-31-2006
     Keim                      5,828          $29.25     5-31-96        5-31-2006
     Apple                     1,000          $29.25     5-31-96        5-31-2006
     Denlinger                 1,000          $29.25     5-31-96        5-31-2006
     Gibbel                    1,000          $29.25     5-31-96        5-31-2006
     Gross                     1,000          $29.25     5-31-96        5-31-2006
     Hall                      1,000          $29.25     5-31-96        5-31-2006
     Helfrick                  1,000          $29.25     5-31-96        5-31-2006
     Hetzer                    1,000          $29.25     5-31-96        5-31-2006
     Morgan                    1,000          $29.25     5-31-96        5-31-2006
     O'Connell                 1,000          $29.25     5-31-96        5-31-2006
     Reymer                    1,000          $29.25     5-31-96        5-31-2006
     Wiest                     1,000          $29.25     5-31-96        5-31-2006
                             -------
          Total              173,508
     ------------------------------------------------------------------------------

*These stock options become exercisable one-third on May 31, 1999, one-third on May 31, 2000, and one-third on May 31, 2001.

      Payments in June 1996 represent amounts earned under the Phantom Stock Plan prior to its cancellation on May 31, 1996, and are as follows:

     ==============================================================================
                             Shares of      Market Value                 Total
         Participant          Stock           of Stock      Cash         Value
     ------------------------------------------------------------------------------
     Bolinger                 2,394            $70,026     $49,249     $119,275
     Cloney                   1,191             34,847      35,200       70,047
     Mull                       818             23,933      25,350       49,283
     Reuter                     802             23,481      22,308       45,789
     Bisbee                     802             23,481      21,004       44,485
     Belden                       -                  -      18,830       18,830
     Luppert                    802             23,481      17,962       41,443
     Duncan                     802             23,481      17,962       41,443
     Krantz                     696             20,363      16,802       37,165

     Showers            -             -       15,499     15,499
     Strausbaugh      613        17,935       13,037     30,972
     Walsh            528        15,455       11,589     27,044
     Keim             424        12,431        9,850     22,281
     ----------------------------------------------------------

     Equity Compensation Plan

     On April 17, 1996, the Board of Directors adopted the Equity Compensation Plan, which supersedes the Phantom Stock Plan. The shareholders of Susquehanna approved the Equity Compensation Plan on May 31, 1996 at the Annual Meeting of Shareholders. Subject to adjustment in certain circumstances as discussed below, the Equity Compensation Plan authorizes up to 650,000 shares of Susquehanna Common Stock for issuance pursuant to the terms of the Equity Compensation Plan. If and to the extent options granted under the Equity Compensation Plan terminate, expire or cancel without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the Equity Compensation Plan.

     The Equity Compensation Plan is administered and interpreted by the Compensation Committee. After receiving recommendations from management, the Compensation Committee has the sole authority to determine: (i) the persons to whom options and/or awards are to be granted under the Equity Compensation Plan;
(ii) the type, size and terms of the options; (iii) the time when the options and/or awards are to be granted and the duration of the exercise period; and
(iv) any other matters arising under the Equity Compensation Plan. A person may serve on the Compensation Committee only if he or she is not eligible, and has not been eligible, to receive a discretionary grant under the Equity Compensation Plan for at least one year before his or her appointment. Nondiscretionary grants of stock options to non-employee directors under the Stock Option Plan are not included in this prohibition.

     Incentives under the Equity Compensation Plan consist of incentive stock options, non-qualified stock options, restricted stock grants, Phantom Stock Rights and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Letter"). The Compensation Committee must approve the form and provisions of each Grant Letter to an individual.

     Officers, employee directors, and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the Equity Compensation Plan. Non-employee directors will not participate in the Equity Compensation Plan beyond an initial grant of an option to acquire 5,000 shares to each present and newly added director. Non-employee directors will receive a grant of an option to purchase 1,000 shares in their first year of participation in the plan, and 1,000 shares in each of the next following years (up to a total, aggregate grant of 5,000 shares). The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. At April 17, 1996, approximately 14 executive officers and such other as yet undetermined number of employees as the Compensation Committee shall select were eligible to participate in the Equity Compensation Plan. After receiving recommendations from Susquehanna Management, the Compensation Committee selects the persons to receive Grants and determines the number of shares of Susquehanna Common Stock subject to a particular Grant. No grantee may receive options, stock appreciation rights, Phantom Stock Rights or restricted stock awards for more than 200,000 shares of Susquehanna Common Stock for any calendar year.

     The Compensation Committee may grant options qualifying as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code") and/or other stock options ("NQSOs") in accordance with the terms and conditions set forth in the Equity Compensation Plan or any combination of ISOs or NQSOs.

     The exercise price of Susquehanna Common Stock subject to an ISO is the fair market value of such stock on the date the option is granted. The exercise price of Susquehanna Common Stock subject to a NQSO also is the fair market value of such stock on the date the option is granted.

     The Compensation Committee determines the option exercise period for each option; provided, however, that the exercise period may not exceed 10 years from the date of grant. Unless otherwise provided in the Grant Letter, each option shall fully vest upon the earliest of: (i) the grantee's normal retirement date; (ii) five years from the date of Grant; (iii) the grantee's death or disability (within the meaning of Susquehanna's long-term disability program); or (iv) the occurrence of a Change-of-Control (defined below) of Susquehanna. A grantee may exercise an option by delivering notice of exercise to the Secretary of Susquehanna with accompanying full payment of the option price. The grantee may pay the option price in cash or, with the Compensation Committee's consent, by delivering shares of Susquehanna Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares. The grantee must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Susquehanna Common Stock are not issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid. Generally, unless provided otherwise in the grant letter, the right to exercise any grant terminates 90 days following termination of the participant's relationship in Susquehanna.

     Susquehanna may issue or transfer shares of Susquehanna Common Stock under a Grant (a "Restricted Stock Grant") pursuant to the Equity Compensation Plan. Shares of Susquehanna Common Stock issued pursuant to a Restricted Stock Grant are issued for cash or services rendered having a value, as determined by the Board of Directors, at least equal to the par value of the Susquehanna Common Stock subject to the Grant. The Compensation Committee grants to each grantee a number of shares of Susquehanna Common Stock determined in its sole discretion, but no greater than the maximum limit described above. If a grantee's employment terminates during the period, if any, designated in the Grant Letter as the period during which the transfer of the shares is restricted (the "Restriction Period"), the Restricted Stock Grant terminates with respect to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Susquehanna Common Stock must be immediately returned to Susquehanna. During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Susquehanna Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the grantee's death. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems equitable.

     The Compensation Committee may grant stock appreciation rights ("SARs") to any grantee in tandem with a stock option, for all or a portion of the applicable option, either at the time the option is granted or, in the case of a NQSO, at any time thereafter while the option remains outstanding. The number of SARs granted to a grantee which are exercisable during any given period of time may not exceed the number of shares of Susquehanna Common Stock which the grantee may purchase upon the exercise of the related stock option during such period of time. Upon the exercise of such option, the SARs relating to the Susquehanna Common Stock covered by such option terminate. Upon the exercise of SARs, the related option terminates to the extent of an equal number of shares of Susquehanna Common Stock.

     Upon a grantee's exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Susquehanna Common Stock or a combination thereof. The stock appreciation for a SAR is the difference between the exercise price specified for the related option and the fair market value of the underlying Susquehanna Common Stock on the date of exercise of the SAR. The Equity Compensation Plan provides that the exercise price of a SAR is the greater of: (i) the exercise price or option price of the related stock option; or (ii) the fair market value of a share of Susquehanna Common Stock as of the date of grant of the SAR.

     A SAR is exercisable only during the period when the option to which it relates is also exercisable; provided, however, that in no event may a SAR be exercisable by any person subject to Section 16 of the Securities

Exchange Act of 1934, as amended, during the first six months after being granted, except in the event of the retirement, death or disability of the grantee (if the related Stock Option is then exercisable).

     The Equity Compensation Plan includes phantom stock appreciation rights under a program substantially similar to the Phantom Stock Plan that was maintained by Susquehanna. With the adoption of the Equity Compensation Plan, the Phantom Stock Plan was terminated as a separate plan but its provisions have been incorporated in and have become a part of the Equity Compensation Plan.
Any inconsistency between the terms of the Equity Compensation Plan and the Phantom Stock Plan will be resolved in favor of the terms of the Equity Compensation Plan. Interests previously awarded under the Phantom Stock Plan and outstanding at the time of adoption of the Equity Compensation Plan will be subject to conversion to cash and Susquehanna stock based upon the amount earned determined in accordance with generally accepted accounting principles but subject to the Phantom Stock Plan participant's acceptance.

     The Board of Directors may amend or terminate the Equity Compensation Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to participants under the Equity Compensation Plan, increases the aggregate number (or individual limit for any grantee) of shares of Susquehanna Common Stock that may be issued or transferred under the Equity Compensation Plan, materially modifies the requirements as to eligibility for participation, or modifies the provisions for determining fair market value of Susquehanna Common Stock will be subject to approval by the shareholders of Susquehanna. The Equity Compensation Plan will terminate on May 31, 2006, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the shareholders.

     A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the grantee consents or unless the Compensation Committee revokes a Grant the terms of which are contrary to applicable law. The termination of the Equity Compensation Plan will not impair the power and authority of the Compensation Committee with respect to outstanding Grants.

     If there is any change in the number or kind of shares of Susquehanna Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of Susquehanna, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Susquehanna Common Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share of the applicable market value of such Grants, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Susquehanna Common Stock.

     In the event of a Change-of-Control of Susquehanna: (i) all options outstanding under the Equity Compensation Plan will become immediately exercisable; and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change-of-Control of Susquehanna will be deemed to have taken place if: (i) any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate), shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding; (ii) any person or group purchases substantially all of the assets of Susquehanna; (iii) Susquehanna is liquidated or dissolved; (iv) at least a majority of the Board of Directors of Susquehanna at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or (v) Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     A Grant under the Equity Compensation Plan will not be construed as conferring upon any grantee a contract of employment or service, and such Grant will not confer upon the grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a stock option for a designated period of time following such termination.

          General

          Section 162(m) of the Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid Susquehanna's most highly compensated officer amounted to $670,458, which is substantially below the $1 million threshold called for in
Section 162, the Compensation Committee has not adopted a formal policy on awarding compensation in excess of such threshold.

     Conclusion

     Through the programs described above, a significant portion of Susquehanna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1996, as in previous years, performance-based variable elements played a major role in the Compensation Committee's executive compensation determinations, including those relating to Mr. Bolinger. The Compensation Committee intends to continue the policy of linking executive compensation to Susquehanna's performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.


     The Susquehanna Bancshares, Inc., Compensation Committee:

               John M. Denlinger    C. William Hetzer, Jr.
               Henry H. Gibbel      George J. Morgan
               Edward W. Helfrick


     Summary Compensation Table

     The following table sets forth the cash compensation paid to, as well as the value of stock awards and other payments earned by, Susquehanna's five most highly compensated executive officers during 1996 and the prior two years. Except for director fees paid by Susquehanna, all "annual compensation" was received from Farmers First, F & M, First National, Susquehanna South, or Williamsport National.

                           [Table on following page]

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------------------
                                                 Annual Compensation                             Long Term Compensation
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Other        Stock
                                                                    Annual     Appreciation     Stock
                                                                    Compen-       Rights       Options         LTIP
   Name             Principal      Year  Salary/(5)/  Bonus/(6)/  sation/(7)/     (# of      Granted/(9)/  Payouts/(10)/
                     Position                                                  Units)/(8)/
------------------------------------------------------------------------------------------------------------------------
Robert S.           President and     1996   $365,969  $67,448            -             -        29,142        $32,288
Bolinger/(1)/       Chief Executive   1995    347,631   58,112            -        29,142             -         64,576
                    Officer of        1994    321,925   59,078            -             -             -           None
                    Susquehanna

Richard M.          Vice President    1996   $259,464  $52,702            -             -        20,828        $13,389
Cloney/(1)/         and Secretary     1995    252,930   43,832            -        20,828             -         26,778
                    of Susquehanna    1994    233,565   44,730            -             -             -           None

William J.          Vice President    1996   $170,385  $24,453            -             -        13,200         $3,539
Reuter/(2)/         of Susquehanna;   1995    156,542   15,095            -        13,200             -          7,079
                    President of      1994    143,083   12,154            -             -             -           None
                    F & M; President
                    of Susquehanna
                    South

Frederick W.        Vice President    1996   $148,467  $16,877            -             -        12,428         $4,578
Bisbee/(3)/         of Susquehanna;   1995    143,065   17,186            -        12,428             -          9,157
                    President of      1994    138,366   16,761            -             -             -           None
                    First National

Charles W.          Vice President    1996   $148,462  $22,073            -             -        10,628         $7,176
Luppert/(4)/        of Susquehanna;   1995    144,324   20,740            -        10,628             -         14,352
                    President of      1994    133,264   18,885            -             -             -           None
                    Williamsport
                    National



                                                        All Other
   Name             Principal            SAR           Compensation
                     Position         Payouts /(11)/      /(12)/
------------------------------------------------------------------------------------------------------------------------
Robert S.           President and      $204,753            $4,500
Bolinger/(1)/       Chief Executive      37,195             4,500
                    Officer of             None             4,500
                    Susquehanna

Richard M.          Vice President     $112,583            $4,500
Cloney/(1)/         and Secretary        18,507             4,500
                    of Susquehanna         None             4,500

William J.          Vice President      $74,462            $4,500
Reuter/(2)/         of Susquehanna;      12,475             4,500
                    President of           None             4,119
                    F & M; President
                    of Susquehanna
                    South

Frederick W.        Vice President      $73,158            $4,454
Bisbee/(3)/         of Susquehanna;      12,475             4,301
                    President of           None             4,151
                    First National

Charles W.          Vice President      $70,116             4,454
Luppert/(4)/        of Susquehanna;      12,475             4,330
                    President of           None             4,330
                    Williamsport
                    National
------------------------------------------------------------------------------------------------------------------------------------


------------------

/(1)/Messrs. Bolinger and Cloney have employment contracts with Susquehanna and receive their annual compensation, other than director's fees (where applicable), from Farmers First.
/(2)/Mr. Reuter has an employment contract with Susquehanna, and receives his annual compensation from F& M and Susquehanna South.
/(3)/Mr. Bisbee has an employment contract with Susquehanna and receives his annual compensation from First National.
/(4)/Mr. Luppert has an employment contract with Susquehanna and receives his annual compensation from Williamsport National.
/(5)/Includes all fees payable to directors of Susquehanna or its subsidiaries including fees payable to directors who have elected to defer receipt under the Directors' Deferred Compensation Plan. Payment of such fees is deferred until retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.
/(6)/Includes any general or performance based bonuses paid by F&M, Farmers First, First National, or Williamsport National.
/(7)/The aggregate value of perquisites received did not exceed the lesser of $50,000 or 10% of total salary and bonuses set forth in this table. No other applicable compensation was received.
/(8)/Represents number of units awarded under Susquehanna's Phantom Stock Plan discussed above.
/(9)/Represents number of stock options granted under Susquehanna's "Equity Compensation Plan" discussed above.
/(10)/Represents payments under Susquehanna's "Performance Award Plan" discussed above.
/(11)/Represents payments under Susquehanna's "Phantom Stock Appreciation Plan" discussed above. In June 1996, payments on the 1992 and 1995 grants based upon amounts earned through May 31, 1996, in accordance with generally accepted accounting principles were accelerated as the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan (stock options).
/(12)/Represents payments made by Susquehanna into the "Susquehanna 401(k) Plan" on behalf of each participant, as more fully discussed below.

---------------------

          The chart below summarizes possible payments to the five most highly compensated executives under the Performance Award Plan, a long term incentive plan, as determined by the Compensation Committee in 1992, and additional Plan Awards provided by the Compensation Committee on April 19, 1995. A more extensive description of this plan and its participants is contained in the report from the Compensation Committee.

                             PERFORMANCE AWARD PLAN
                             AWARDS GRANTED IN 1992

----------------------------------------------------------------------
                                     Estimated Future Payouts
                                 Under Non-Stock Price-Based Plan
----------------------------------------------------------------------
              Performance
            ---------------
   Name       Period/(1)/    Threshold/(2)/  Target/(3)/  Maximum/(4)/
----------  ---------------  --------------  -----------  ------------
Bolinger    1/1/92-12/31/94       $397         $182,045     $264,600
Cloney           "   "             165           75,491      109,725
Reuter           "   "              67          n/a           44,370
Bisbee           "   "              67           17,326       44,370
Luppert          "   "              67           29,730       44,370
----------------------------------------------------------------------

 -----------------------------
/(1)/Three year measurement period.
/(2)/Award possible meeting minimum required performance objective from only 1 of 18 peer or internal measurements.

/(3)/Amount calculated using percentage attained in participation in past award periods.
/(4)/Maximum possible award assuming all 18 measurements for each of the three years included in the plan were met at the highest level.
--------------------

                            PERFORMANCE AWARD PLAN
                            AWARDS GRANTED IN 1995

      ----------------------------------------------------------------------
                                           Estimated Future Payouts
                                       Under Non-Stock Price-Based Plan
      ----------------------------------------------------------------------
                    Performance
                    -----------
         Name       Period/(1)/    Threshold/(2)/  Target/(3)/  Maximum/(4)/
         ----       -----------    --------------  -----------  ------------

      Bolinger    1/1/95-12/31/97          $3,570     $179,316      $306,000
      Cloney           "   "                2,126      106,798       182,250
      Reuter           "   "                  808       25,294        69,300
      Bisbee           "   "                  761       27,947        65,250
      Luppert          "   "                  650       37,721        55,800
      ----------------------------------------------------------------------
--------------------

/(1)/Three year measurement period.
/(2)/Award possible meeting minimum required performance objective from only 1 of 18 peer or internal measurements.
/(3)/Amount calculated using percentage attained in participation in past award periods.
/(4)/Maximum possible award assuming all 18 measurements for each of the three years included in the plan were met at the highest level.

--------------------

       On April 15, 1992, the Compensation Committee designated participants, including Mr. Bolinger, and granted units in its Phantom Stock Plan, an option/SAR plan. Additional units were subsequently granted by the Compensation Committee on April 19, 1995. On May 31, 1996, the Compensation Committee designated participants and granted stock options in its Equity Compensation Plan. These grants are set forth in the charts below.

                       PHANTOM STOCK PLAN GRANTS IN 1992

====================================================================================================
                                          Individual Grants
----------------------------------------------------------------------------------------------------
         (a)                (b)            (c)           (d)           (e)         (f)        (g)
                                       % of Total
                                       ----------
                                      Options/SARs
                                      ------------
                                       Granted to    Exercise or
                                       ----------    -----------
                       Options/SARs   Employees in   Base Price    Expiration
                       ------------   ------------   ----------    ----------
       Name             Granted(#)    Fiscal Year     (SH)/(1)/       Date       5%/(2)/    10%/(2)/
       ----             ----------    -----------     ---------       ----       -------    --------

Robert S. Bolinger           24,658           24.2        $18.60      4-15-97   $124,028   $ 268,605
Richard M. Cloney            12,270           12.1         18.60      4-15-97     61,718     133,661
William J. Reuter             8,270            8.1         18.60      4-15-97     41,598      90,085
Frederick W. Bisbee           8,270            8.1         18.60      4-15-97     41,598      90,085
Charles W. Luppert            8,270            8.1         18.60      4-15-97     41,598      90,085
====================================================================================================
--------------------

/ (1)/Adjusted for 5-for-4 Stock Split during 1993.
/(2)/ Potential Realizable Value at Annual Rates of Stock Price Appreciation for Grant Term.

____________________

                       PHANTOM STOCK PLAN GRANTS IN 1995

====================================================================================================
                                          Individual Grants
----------------------------------------------------------------------------------------------------
         (a)                (b)            (c)           (d)           (e)         (f)        (g)
                                       % of Total
                                       ----------
                                       Options/SARs
                                       ------------
                                       Granted to     Exercise or
                                       ----------     -----------
                       Options/SARs   Employees in    Base Price    Expiration
                       ------------   ------------    ----------    ----------
       Name             Granted(#)    Fiscal Year       (SH)          Date       5%/(1)/    10%/(1)/
       ----             ----------    -----------       ----          ----       -------    --------

Robert S. Bolinger           29,142           17.9        $22.75    4-19-2000   $143,545   $ 310,630
Richard M. Cloney            20,828           12.8         22.75    4-19-2000    102,570     222,005
William J. Reuter            13,200            8.1         22.75    4-19-2000     65,005     140,701
Frederick W. Bisbee          12,428            7.6         22.75    4-19-2000     61,227     132,479
Charles W. Luppert           10,628            6.5         22.75    4-19-2000     52,339     113,283
====================================================================================================
--------------------

/ (1)/ Potential Realizable Value at Annual Rates of Stock Price Appreciation for Grant Term.

--------------------

                          STOCK OPTION GRANTS IN 1996

====================================================================================================
                                          Individual Grants
-----------------------------------------------------------------------------------------------------
         (a)                (b)            (c)           (d)           (e)         (f)         (g)
                                       % of Total
                                       ----------
                                      Options/SARs
                                      ------------
                                       Granted to    Exercise or
                                       ----------    -----------
                       Options/SARs   Employees in   Base Price    Expiration
                       ------------   ------------   ----------    ----------
       Name             Granted(#)    Fiscal Year       (SH)          Date       5%/(1)/     10%/(1)/
       ----             ----------    ------------      ----          ----       -------     --------

Robert S. Bolinger           29,142           17.9        $29.25    5-31-2006   $536,213   $1,358,600
Richard M. Cloney            20,828           12.8        $29.25    5-31-2006    383,235      971,001
William J. Reuter            13,200            8.1        $29.25    5-31-2006    242,880      615,384
Frederick W. Bisbee          12,428            7.6        $29.25    5-31-2006    228,675      579,393
Charles W. Luppert           10,628            6.5        $29.25    5-31-2006    195,555      495,477
====================================================================================================

/(1)/ Potential Realizable Value at Annual Rates of Stock Price Appreciation for Grant Term.

--------------------

Description of Certain Plans and Employment Contracts


     Executive Employment Contracts

     Susquehanna has five-year employment contracts with Messrs. Bolinger and Cloney which were executed in 1984 and renewed most recently in 1996. The employment contracts for Messrs. Bolinger and Cloney were not renewed in 1997, with the effect that such employment contracts will expire on February 28, 2001. The contracts provide for base salaries for the first twelve months following execution. In subsequent years, the base compensation is as agreed upon between Susquehanna and the officers, and in the absence of an agreement, is increased based on the Suburban Consumer Price Index for Suburban Wage Earners prepared by the United States Department of Labor. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Farmers First. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months.

     The employment contracts may be terminated by Susquehanna if the officer is responsible for a loss to Susquehanna or Farmers First in excess of Farmers First's loan loss reserve or for actions bringing discredit to the business reputation or goodwill of Farmers First. Upon any termination described above, the officer will be entitled to receive the base salary and all other benefits provided by the contract for a period of one year reduced, however, by any compensation received, during the period, from any other employment entered into. Following any such termination, Susquehanna may require the officer to perform his duties under the contract for up to three months and hold himself reasonably available for advice and consultation for an additional period of nine months.

     In addition, the contract can be terminated by the officer on two months' notice or by Susquehanna immediately for breach of the contract by the officer, upon a felony conviction of the officer or on commission by the officer of a material fraudulent act against Susquehanna or Farmers First. If Susquehanna terminates the contract for any reason other than those set forth above, or if the officer resigns upon being reduced to a position of materially lesser authority, stature or responsibility, the officer will be entitled to a lump sum payment of the amounts he would have received under the contract for the balance of its term plus the value of other benefits to which he was entitled under the agreement.

     The Board of Directors of Susquehanna has approved three-year employment contracts with Messrs. Bisbee, Reuter, Luppert and Duncan. The form of these employment contracts is substantially similar, in material respects, to the executive employment contracts existing between Susquehanna and Messrs. Bolinger and Cloney.

     As noted above, Richard E. Funke has served as a director of Susquehanna since 1995 and is also President and Chief Executive Officer of Atlantic Federal. Mr. Funke is not, however, an executive officer of Susquehanna. The form of a three-year Employment Agreement between Susquehanna South and Mr. Funke (the "Employment Agreement") is generally the same in material respects to the three-year executive employment contracts between Susquehanna and Messrs. Bisbee, Reuter, Luppert and Duncan, as described above. However, unlike the others, Mr. Funke's Employment Agreement provides certain relief in the event that a change of control occurs. Under the Employment Agreement, Mr. Funke may terminate his employment with Atlantic Federal within 12 months following a change of control if there occurs an adverse change in Mr. Funke's circumstances (as defined in the Employment Agreement). The Employment Agreement also provides for termination of certain non-competition provisions contained in the Employment Agreement upon a change of control. These noncompetition provisions do not appear in Susquehanna's other employment agreements. For purposes of the Employment Agreement, a "change of control" is deemed to occur when a person shall acquire control of either Atlantic Federal, Susquehanna South or Susquehanna.

     Change-of-Control Plans

     Susquehanna's Equity Compensation Plan, which supersedes the Phantom Stock Plan, and Performance Award Plan contain Change-of-Control provisions.

     Equity Compensation:   In the event of a Change-of-Control of Susquehanna:
(i) all options outstanding under the Equity Compensation Plan will become immediately exercisable; and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change-of-Control of Susquehanna will be deemed to have taken place if: (i) any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate), shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding; (ii) any person or group purchases substantially all of the assets of Susquehanna; (iii) Susquehanna is liquidated or dissolved; (iv) at least a majority of the Board of Directors of Susquehanna at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or
(v) Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     Performance Award Plan: Under the Performance Award Plan, 100% of the Target Award applicable to a then-current Earnout Period becomes due and payable to each Participant if: (i) any entity or person becomes the beneficial owner of, or shall obtain voting control, over 25% or more of the outstanding shares of Susquehanna

Common Stock; (ii) the shareholders of Susquehanna and the shareholders of any other constituent corporation approve a definitive agreement to merge or consolidate Susquehanna with or into another corporation other than a merger or consolidation of Susquehanna in which holders of shares of Susquehanna Common Stock immediately prior to the merger or consolidation have at least 60% of the ownership of common stock of the surviving corporation immediately after the merger or consolidation, which common stock is then held substantially in the same proportion as such holders' ownership of Susquehanna Common Stock immediately prior to the merger or consolidation; or (iii) the shareholders of Susquehanna approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of Susquehanna. Upon the occurrence of any such event, the Target Award is deemed earned and immediately payable in full with the same force and effect as if all performance criteria had been achieved for the entire Earnout Period, whether or not such is the case.

     Pension Plans

     Effective January 1, 1989, Susquehanna and each Subsidiary adopted a defined benefit pension plan (the "Susquehanna Retirement Plan") under which benefits are determined by "Final Average Compensation" as defined below. This plan covers employees of Susquehanna and its Subsidiaries upon their attaining age 21 and the completion of one year's service in which 1,000 hours are worked. All Participants in predecessor plans maintained by Susquehanna Subsidiaries as of January 1, 1989, became members of the Susquehanna Retirement Plan effective that date.

     Participants under the Susquehanna Retirement Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a Social Security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

     Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

     Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan ("Supplemental Plan") which will provide for benefits lost under the Susquehanna Retirement Plan on account of Code Sections 401(a)(17) and 415 which limit the compensation and benefits under a qualified retirement plan. Selected participants of the Susquehanna Retirement Plan are eligible for benefits under the Supplemental Plan.

     The following table sets forth the annual benefits under both the Susquehanna Retirement and the Supplemental Plans upon normal retirement at age 65 to persons in specified salary classifications, assuming election by the employee of payment only in the form of a life annuity. [table on following page]

          THE SUSQUEHANNA BANCSHARES RETIREMENT AND RESTORATION PLANS
               ANNUAL NORMAL RETIREMENT BENEFIT FOR PARTICIPANT
                            TURNING AGE 65 IN 1996

==================================================================
                          Years of Service at Retirement
------------------------------------------------------------------


 Final Average
 Compensation         15        20        25        30        35
 ------------         --        --        --        --        --

$125,000          $ 35,432  $ 47,242  $ 59,053  $ 59,053  $ 59,053
 150,000            42,932    57,242    71,553    71,553    71,553
 175,000            50,432    67,242    84,053    84,053    84,053
 200,000            57,932    77,242    96,553    96,553    96,553
 225,000            65,432    87,242   109,053   109,053   109,053
 250,000            72,932    97,242   121,553   121,553   121,553
 300,000            87,932   117,242   146,553   146,553   146,553
 350,000           102,932   137,242   171,553   171,553   171,553
 400,000           117,932   157,242   196,553   196,553   196,553
 450,000           132,932   177,242   221,553   221,553   221,553
 500,000           147,932   197,242   246,553   246,553   246,553
==================================================================

     For purposes of the Susquehanna Retirement Plan, as of December 31, 1996, Messrs. Bolinger, Cloney, Luppert, Bisbee, and Reuter had 21, 20, 26, 23 and 22 credited years of service respectively. Only the base salary of Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter is compensation covered under the Susquehanna Retirement Plan. Other components of such officers' total compensation do not affect benefits payable under the Susquehanna Retirement Plan. In 1996, Mr. Bolinger's base salary was $354,619, Mr. Cloney's base salary was $248,114, Mr. Bisbee's base salary was $148,467, Mr. Luppert's base salary was $148,462, and Mr. Reuter's base salary was $170,385.

     Also, effective January 1, 1989, Susquehanna and each Subsidiary adopted a 401(k) plan ("401(k) Plan") under which employees may defer portions of their income on a pre-tax basis. The 401(k) Plan covers employees of Susquehanna and its Subsidiaries upon their attaining age 21 and the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became Participants in the Susquehanna 401(k) Plan effective that date.

     Participants under the Susquehanna 401(k) Plan are allowed to defer between 1% and 15% of their compensation during the year. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) Plan allows for loans and hardship withdrawals within legal limitations.

     The vested portion of matching contributions made to the 401(k) Plan during 1996 on behalf of the individual officers named above and the Executive Officers as a group are as follows: Mr. Bolinger, $4,500; Mr. Cloney, $4,500; Mr. Bisbee, $4,454; Mr. Luppert, $4,454; Mr. Reuter, $4,500; and the Executive Officers as a group, $31,996.

Stock Price Performance Graph


     The following graph compares for fiscal years 1991 through 1996 the yearly change in the cumulative total return to holders of Susquehanna Common Stock with the cumulative total return of the Nasdaq Total Return Index (the "Nasdaq Index"), a broad market in which Susquehanna participates, and of an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the "Bank Index"). The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the Bank Index.

     The Bank Index consists of Susquehanna's bank peers relative to size as measured by total assets. It is believed that these Bank Index companies are comparable to Susquehanna in terms of size and all businesses engaged in. There can be no assurance that Susquehanna's stock performance will continue into the future with the same or similar trends depicted in the graph below.

                         SUSQUEHANNA BANCSHARES, INC.

[CHART OF SUSQUEHANNA BANCSHARES, INC. APPEARS HERE]


====================================================================================
                                             Period Ending December 31
------------------------------------------------------------------------------------
                                 1991     1992     1993     1994     1995     1996
                                -------  -------  -------  -------  -------  -------
Susquehanna Bancshares, Inc.    $100.00  $147.85  $184.68  $157.09  $195.64  $266.37
NASDAQ Total Return              100.00   116.38   133.60   130.59   184.67   227.16
Banks ($1B to $5B)               100.00   144.84   174.08   183.28   246.47   319.51
====================================================================================

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1996, these loans totaled $23 million, which represented 8% of stockholder's equity.

     During 1996 the law firms in which directors Hall, Morgan, and Wiest are principals, received fees from Susquehanna affiliates in amounts which did not exceed 5% of their respective firm's gross revenues for that year.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     Susquehanna has engaged Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), independent public accountants, to audit its financial statements for the year ended December 31, 1996. Susquehanna expects to engage Coopers & Lybrand as its independent public accountants for the year 1997. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna's shareholders.


                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1998 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 12, 1997, in order to be considered for inclusion in the proxy statement relating to such 1998 Susquehanna Annual Meeting.

                                 OTHER MATTERS

     Susquehanna knows of no business which will be presented at the Annual Meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the proxy agents to vote upon such matters in accordance with their judgment in such matters.

                                    By Order of the Board of Directors



                                    Richard M. Cloney
                                    Secretary

     The Annual Report to Shareholders (forwarded herewith) contains the report of Susquehanna's independent accountant, Coopers & Lybrand.